UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  ☐

Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

 The persons identified on the cover page hereto (collectively, the “Hartman Group”) on March 31, 2025 filed a preliminary proxy statement (the “Preliminary Proxy Statement”) and an accompanying universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of Silver Star Properties REIT, Inc. (the “Company”) and (ii) the liquidation of the Company in accordance with the terms of its articles of incorporation.

On May 1, 2025, the Hartman Group distributed the following letter to shareholders:

May 1, 2025

Dear Silver Star Shareholder,

We believe that Silver Star has made another huge blunder in the recent liquidation of a legacy asset.  It has to come to my attention that they sold Gulf Interstate for less than 20% of its prior value. Here are the facts:

A year after Silver Star began managing the asset, the anchor tenant moved out and the occupancy dropped to about 20%. There have been very few new leases signed in the property since then.  The property was valued at about 17 M three years ago and we believe it was recently sold for an estimated 2.6 M price, which is considered a fire sale price.  Haddock’s mode of operation is that he allows the properties to drop in occupancy, resulting in negative cash flow from the properties, and he then sells the assets for distressed prices. Furthermore, he allows deferred maintenance to occur on the properties which further destroys the value.

We believe if we were running the Company, we would be able to lease up to 90% of the property and then sell it for as much as 10 M.  The property is located in one of the hottest markets in Houston called the “Energy Corridor” and is one quarter mile away from a property that vREIT XXI owns that will be over 95% occupied after the execution of a pending lease. Under proper management, the property would realize a much higher price.

As I have stated in prior letters, Haddock, by taking a high salary and a million shares of stock while totally mismanaging and destroying the value of the Company, is creating personal liability for himself.  In this case the difference between 2.6 M and 10 M is 7.4 M.  By virtue of this letter, Haddock and the other directors on the Executive Committee are hereby being put on notice that they may be held personally liable for what we believe to be a 7.4 M dollar loss of value to shareholders. Furthermore, the executive employees who are complicit in selling distressed assets and are profiting from it through high salaries and bonuses will also be held accountable.

This matter is urgent. To stop him from further destroying our Company please reach out to him immediately and tell him to cease the sale of any of the legacy assets.  The board’s emails are as follows: Gerald@haddockinvestments.com, jim.still@rdcadvisors.com, jtompkins@artaequity.com.

Please reach out to them immediately and demand that they resign from the board and stop selling assets until they are replaced at the shareholder meeting in about two and a half months.  Thank you for your prompt attention to this matter.

Sincerely,

Al Hartman

***

Additional Information

The Hartman Group filed the Preliminary Proxy Statement and an accompanying universal proxy card with the SEC on March 31, 2025, and intends to file a definitive proxy statement to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of the Company and (ii) the liquidation of the Company in accordance with the terms of its articles of incorporation. STOCKHOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT, THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), WHEN IT BECOMES AVAILABLE, AND ANY OTHER RELEVANT DOCUMENTS THAT THE HARTMAN GROUP FILES WITH THE SEC CAREFULLY IN THEIR ENTIRETY, IN EACH CASE, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, copies of the Preliminary Proxy Statement, and when available, the definitive proxy statement, and any amendments or supplements thereto, and any other documents (including the universal proxy card) at the SEC’s website (http://www.sec.gov). In addition, the Hartman Group will provide copies of the definitive proxy statement once available without charge upon request. Such requests should be directed to the proxy solicitor to be named in the definitive proxy statement when filed by the Hartman Group.

Certain Information Regarding Participants

The respective members of the Hartman Group and each of Brent Longnecker and Benjamin Thomas, who have been nominated by Allen Hartman for election as directors of the Company, are currently the participants in the proxy solicitation (collectively, the “Participants”). As of the date hereof, the Hartman Group may be deemed to beneficially own 5,230,860 shares of the Company’s common stock, representing ownership of approximately 7.92% of the Company’s common stock, based on the Company’s report in its Current Report on Form 8-K filed on November 12, 2024 that there were 66,425,433 shares of the Company’s common stock issued and outstanding. The other Participants (i.e., Messrs. Longnecker and Thomas) do not own any Company common stock. Additional information regarding the Participants is set forth in the Preliminary Proxy Statement and will be set forth in the definitive proxy statement and any other materials to be filed with the SEC in connection with the proxy solicitation by the Hartman Group.